TO THE SECRETARY OF
AMERICAN ENTERPRISE LIFE INSURANCE COMPANY

By Resolution received by the Secretary on July 15, 1987, the Board of Directors of American Enterprise Life Insurance Company:

         RESOLVED, That American Enterprise Life Insurance Company, pursuant to the provisions of Section 27-1-51 Section 1 Class 1(c) of the Indiana Insurance Code, established a separate account designated American Enterprise Variable Annuity Account, to be used for the Corporation's Variable Annuity contracts; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to establish such subaccounts and/or investment divisions of the Account in the future as they determine to be appropriate; and

         RESOLVED FURTHER, That the proper officers of the Corporation were authorized and directed to accomplish all filings, including registration statements and applications for exemptive relief from provisions of the securities laws as they deem necessary to carry the foregoing into effect.

As President of American Enterprise Life Insurance Company, I hereby establish, in accordance with the above resolutions and pursuant to authority granted by the Board of Directors, 109 additional subaccounts within the Account. Detailed below is the number of each such subaccounts that will invest in the following portfolios:

3 subaccounts investing in AXP(R) VP - Bond Fund
3 subaccounts investing in AXP(R) VP - Diversified Equity Income Fund
4 subaccounts investing in AXP(R) VP - Growth Fund
10 subaccounts investing in AXP(R) VP - Partners Small Cap Value Fund
4 subaccounts investing in AIM V.I. Basic Value Fund, Series II
4 subaccounts investing in AIM V.I. Capital Development Fund, Series II
4 subaccounts investing in AIM V.I. Premier Equity Fund, Series II
4 subaccounts investing in Alliance VP Total Return Portfolio (Class B)
4 subaccounts investing in Fidelity VIP Contrafund(R) Portfolio (Service
Class 2)
4 subaccounts investing in Fidelity VIP Growth Portfolio (Service Class 2)
3 subaccounts investing in Fidelity VIP Mid Cap Portfolio (Service Class 2)
4 subaccounts investing in Fidelity VIP Overseas Portfolio (Service Class 2)
3 subaccounts investing in FTVIP Franklin Real Estate Fund - Class 2
3 subaccounts investing in FTVIP Franklin Small Cap Value Fund - Class 2
3 subaccounts investing in FTVIP Franklin Value Securities Fund - Class 2
3 subaccounts investing in MFS(R) Utilities Series - Service Class
4 subaccounts investing in Oppenheimer Capital Appreciation Fund/VA, Service Shares
10 subaccounts investing in Oppenheimer Global Securities Fund/VA, Service
Shares
4 subaccounts investing in Oppenheimer High Income Fund/VA, Service Shares
4 subaccounts investing in Oppenheimer Main Street Small Cap Growth Fund/VA, Service Shares
10 subaccounts investing in Oppenheimer Strategic Bond Fund/VA, Service Shares
7 subaccounts investing in Putnam VT Health Sciences Fund - Class IB shares
3 subaccounts investing in Putnam VT International Growth Fund - Class IB shares 4 subaccounts investing in Putnam VT Research Fund - Class IB shares

In accordance with the above resolutions and pursuant to authority granted by the Board of Directors of American Enterprise Life Insurance Company, the Unit Investment Trust comprised of American Enterprise Variable Annuity Account and consisting of 663 subaccounts is hereby reconstituted as American Enterprise Variable Annuity Account consisting of 772 subaccounts.

                                         Received by the Secretary:

/s/  Carol A. Holton                     /s/  James M. Odland
--------------------                     --------------------
     Carol A. Holton, President               James M. Odland



                                         Date:    April 17, 2002